Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 related to the Action 2025 Shareholding Plan of Sanofi, of our reports dated February 13, 2025, relating to the financial statements as of and for the year ended December 31, 2024 and the effectiveness of internal control over financial reporting as of December 31, 2024, which appear in Sanofi’s Annual Report on Form 20-F for the year ended December 31, 2024.

/s/ Forvis Mazars SA

Courbevoie, France

March 27, 2025